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                                                                    Exhibit 11.1

EPS
(in thousands, except per share data)

                               Six Months Ended        Tweleve Months Ended
                                   June 30,                  December 31,
                                2000      1999         1999     1998     1997
                               ------    ------       ------   ------   ------
PRIMARY EARNINGS PER SHARE

Net income                      4,994    (2,052)        (552)   3,761    3,439
                               ======    ======       ======   ======   ======
Weighted average common
  shares outstanding           14,742    13,865       13,900   13,521   12,890
                               ======    ======       ======   ======   ======
Primary earnings per
  common share                   0.34     (0.15)       (0.04)    0.28     0.27
                               ======    ======       ======   ======   ======

FULLY DILUTED EARNINGS PER SHARE

Net income                      4,994    (2,052)        (552)   3,761    3,439
                               ======    ======       ======   ======   ======

Weighted average common
  shares outstanding           14,742    13,865       13,900   13,521   12,890

Dilutive stock options            883       384           --    1,244       --
                               ------    ------       ------   ------   ------
Fully diluted weighted
  average common shares
  outstanding                  15,625    14,249       13,900   14,765   12,890
                               ======    ======       ======   ======   ======

Fully diluted earnings per
  common share                   0.32     (0.15)(a)    (0.04)    0.25     0.27
                               ======    ======       ======   ======   ======

(a) Stock options are anti-dilutive, accordingly fully diluted earnings per share and primary earnings per share are the same.